CUSIP No. 81282V100	SCHEDULE 13D	Page 1 6 of 16

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to Common Stock, $0.01 par value per share, of SeaWorld Entertainment, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: September 30, 2016

IVORY COVE LTD.

By:	/s/ Jefferson R. Voss
Name:	Jefferson R. Voss
Title:	Authorized Person

BRASLYN LTD.

By:	/s/ Jefferson R. Voss
Name:	Jefferson R. Voss
Title:	Director

/s/ Joe Lewis
Joe Lewis

/s/ Adam H. Cyrus
Adam H. Cyrus

LUMA ASSET MANAGEMENT, LLC

By:	/s/ Gregory P. Taxin
Name:	Gregory P. Taxin
Title:	Manager

/s/ Gregory P. Taxin
Gregory P. Taxin